PRESS RELEASE

Univar Solutions Reports 2023 First Quarter Financial Results
DOWNERS GROVE, Ill. – May 8, 2023 – Univar Solutions Inc. (NYSE: UNVR) ("Univar Solutions" or "the Company"), a leading global solutions provider to users of specialty ingredients and chemicals, today announced financial results for the first quarter ended March 31, 2023.
First Quarter 2023 Highlights
•Net income of $83.1 million compared to $180.8 million in the prior-year first quarter. Adjusted net income(1) of $100.9 million compared to $183.4 million in the prior-year first quarter.
•Earnings per diluted share of $0.52 compared to $1.06 per diluted share in the prior-year first quarter. Adjusted earnings per diluted share(1) of $0.63 compared to $1.07 in the prior-year first quarter.
•Adjusted EBITDA(1) was $215.4 million compared to $319.3 million in the prior-year first quarter. Adjusted EBITDA margin(1) of 8.0 percent compared to 11.1 percent in the prior-year first quarter.
•Net cash used by operating activities decreased to $2.9 million from $134.4 million in the prior-year first quarter.

"Over the past three years, we have successfully executed and delivered on our strategic plan, which has enabled us to successfully navigate the dynamic macroeconomic environment,” said David Jukes, president, and chief executive officer. “We have continued to put the customer at the centre of all we do whilst solidifying our market leadership in North America. This gives us confidence in our ability to navigate uncertain market conditions, while fulfilling our purpose and commitments to our people and communities. We remain focused on delivering our business strategy and leveraging our global strengths in Ingredients and Specialties.”
(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.

Company Performance
Univar Solutions' operating performance results are described below and, unless otherwise indicated, compare first quarter 2023 results with first quarter 2022 results.

	(Unaudited)
	Three months ended March 31,				% change constant currency (1)
(in millions)	2023	2022	$ change	% change
Segment External Sales(2)
USA	$1,729.2	$1,843.2	$(114.0)	(6.2)%	(6.2)%
EMEA	514.1	562.2	(48.1)	(8.6)%	(3.1)%
Canada	274.2	293.4	(19.2)	(6.5)%	(0.2)%
LATAM	167.4	183.8	(16.4)	(8.9)%	(14.1)%
Total Consolidated Net Sales	$2,684.9	$2,882.6	$(197.7)	(6.9)%	(5.5)%

Gross Profit (exclusive of depreciation)(3)(4)
USA	$423.1	$472.9	$(49.8)	(10.5)%	(10.5)%
EMEA	118.6	141.6	(23.0)	(16.2)%	(11.7)%
Canada	63.5	74.5	(11.0)	(14.8)%	(9.0)%
LATAM	34.1	40.5	(6.4)	(15.8)%	(20.5)%
Total Consolidated Gross Profit (exclusive of depreciation)(3)	$639.3	$729.5	$(90.2)	(12.4)%	(11.1)%

Total Consolidated Net Income	$83.1	$180.8	$(97.7)	(54.0)%	(54.4)%

Adjusted EBITDA(3)
USA	$145.8	$209.2	$(63.4)	(30.3)%	(30.3)%
EMEA	44.3	63.8	(19.5)	(30.6)%	(25.7)%
Canada	25.4	36.7	(11.3)	(30.8)%	(25.9)%
LATAM	9.9	16.2	(6.3)	(38.9)%	(42.6)%
Other(5)	(10.0)	(6.6)	(3.4)	(51.5)%	(51.5)%
Total Consolidated Adjusted EBITDA(3)	$215.4	$319.3	$(103.9)	(32.5)%	(31.2)%
(1)Represents percentage change for the comparative periods using a constant currency. See “Use of Non-GAAP Financial Measures” for further discussion.
(2)Segment external sales represent sales to third party customers. Inter-segment sales are excluded from segment external sales.
(3)Non-GAAP financial measures. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures.
(4)Gross profit (exclusive of depreciation) is defined as segment net sales inclusive of inter-segment sales less cost of goods sold (exclusive of depreciation).
(5)Other represents unallocated corporate costs that do not directly benefit segments.

Consolidated Results
Univar Solutions reported net sales of $2.7 billion, a decrease of 6.9 percent on a reported basis and 5.5 percent on a constant currency basis(1) compared to the prior-year first quarter. Lower sales were attributable to lower demand, partially offset by pricing discipline.
Gross profit (exclusive of depreciation), which represents net sales less cost of goods sold (exclusive of depreciation), of $639.3 million decreased 12.4 percent on a reported basis and 11.1 percent on a constant currency basis(1) compared to the prior-year first quarter. Lower gross profit was driven primarily by lower demand and higher input cost inflation, partially offset by pricing discipline. Gross margin decreased 150 basis points to 23.8 percent compared to the prior-year first quarter, primarily due to higher input cost inflation, partially offset by pricing discipline.
Net income was $83.1 million, or $0.52 per diluted share, compared to net income of $180.8 million, or $1.06 per diluted share, in the prior-year first quarter. Lower net income was driven primarily by lower gross profit (exclusive of depreciation) and higher Warehousing, Selling, and Administrative costs (WS&A), operating expenses, and interest expense. The decrease in net income was partially offset by lower income tax expense.
Adjusted earnings per diluted share(1) of $0.63 in the quarter decreased from $1.07 in the prior-year first quarter primarily due to lower net income.
Adjusted EBITDA(1) of $215.4 million decreased $103.9 million, or 32.5 percent, compared to the prior-year first quarter, or a decrease of 31.2 percent on a constant currency basis(1). The decrease was driven primarily by lower gross profit and higher WS&A and operating costs.
Net cash used by operating activities decreased to $2.9 million from $134.4 million in the prior-year first quarter, primarily driven by lower net working capital use and partially offset by lower net income.
Liquidity was $1,147.6 million as of March 31, 2023, inclusive of $377.7 million of cash on hand and availability under committed, asset-based credit facilities.
Our leverage ratio(1) was 2.3x at March 31, 2023, compared to 2.0x at December 31, 2022. We define leverage ratio(1) as net debt(1) divided by last twelve months ("LTM") Adjusted EBITDA(1). Net debt(1) of $2,155 million at March 31, 2023 reflects total short-term and long-term debt of $2,531 million less cash and cash equivalents of $378 million. For the twelve months ended March 31, 2023, LTM net income was $448 million and LTM Adjusted EBITDA(1) was $946 million, as discussed in more detail in the schedules to this press release.

Proposed Acquisition of Univar Solutions
On March 14, 2023, Univar Solutions announced that it entered into a definitive merger agreement with affiliates of funds managed by affiliates of Apollo Global Management, Inc., an alternative asset manager, that provides for the acquisition of Univar Solutions in an all-cash transaction that values Univar Solutions at an enterprise value of approximately $8.1 billion. The transaction includes a minority investment from an indirect wholly owned subsidiary of the Abu Dhabi Investment Authority. The merger agreement provides that Univar Solutions shareholders will receive $36.15 in cash for each share of common stock they own. The transaction is expected to close in the second half of 2023, subject to customary closing conditions, including approval by Univar Solutions shareholders and receipt of regulatory approvals. Due to the pending merger transaction, Univar Solutions will not provide updated guidance or host a conference call or webcast to review the first quarter 2023 financial results.

(1)Non-GAAP financial measure. See “Use of Non-GAAP Financial Measures” for further discussion and related schedules attached hereto for reconciliations to the most directly comparable GAAP financial measures and related explanations of ratios or percentages, as applicable.

About Univar Solutions
Univar Solutions (NYSE: UNVR) is a leading global specialty chemical and ingredient distributor representing a premier portfolio from the world's leading producers. With the industry's largest private transportation fleet and technical sales force, unparalleled logistics know-how, deep market and regulatory knowledge, formulation and recipe development, and leading digital tools, the Company is well-positioned to offer tailored solutions and value-added services to a wide range of markets, industries, and applications. While fulfilling its purpose to help keep communities healthy, fed, clean, and safe, Univar Solutions is committed to helping customers and suppliers innovate and focus on Growing Together. Learn more at www.univarsolutions.com.

FOR ADDITIONAL INFORMATION:
Investor Relations:                    Media Relations:
Heather Kos                        Dwayne Roark
+1-844-632-1060                    +1-331-777-6031
IR@univarsolutions.com                mediarelations@univarsolutions.com

Use of Non-GAAP Measures
In this press release, the Company’s financial results are provided both in accordance with accounting principles generally accepted in the United States of America (GAAP) and using certain Non-GAAP financial measures. In particular, the Company presents the Non-GAAP financial measures of gross profit (exclusive of depreciation), gross margin (defined as gross profit (exclusive of depreciation) divided by net sales on a consolidated basis and by external sales on a segment level, as applicable), Adjusted EBITDA, Adjusted EBITDA margin (defined as Adjusted EBITDA divided by net sales on a consolidated basis and by external sales on a segment level, as applicable), Adjusted net income, Adjusted earnings per diluted share, leverage ratio, and results on a constant currency basis. The Non-GAAP financial measures are included as a complement to results provided in accordance with GAAP because management believes these Non-GAAP financial measures help investors’ ability to analyze underlying trends in the Company’s business, evaluate its performance relative to other companies in its industry, and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. Additionally, the Company has used, and may continue to use, Adjusted EBITDA and Adjusted earnings per diluted share in setting performance incentive targets to more closely align management compensation with operational performance.
The Company evaluates its results of operations on both an as reported and a constant currency basis. The constant currency presentation is a Non-GAAP financial measure, which excludes the impact of fluctuations in foreign currency exchange rates. The Company believes providing information on a constant currency basis provides valuable supplemental information regarding its results of operations, consistent with how it evaluates its performance. The Company calculates constant currency percentages and other information by converting its financial results in local currency for a period using the average exchange rate for the prior period to which it is comparing.
The Non-GAAP financial measures noted above are not calculated in accordance with GAAP and should not be considered a substitute for any other measure of financial performance presented in accordance with GAAP. Additionally, other companies may calculate Adjusted EBITDA and other such metrics differently than the Company does, limiting their usefulness as comparative measures. For further information related to the Company’s use of Non-GAAP financial measures, and reconciliations to the most directly comparable GAAP measures, see the schedules attached hereto.

Forward-Looking Statements
This press release includes certain statements relating to future events and our intentions, beliefs, expectations, and outlook for the future, which are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding, the Company's market opportunities, strategic plan, business objectives, and other initiatives, as well as statements regarding the expected timing of the completion of the proposed acquisition of Univar Solutions referred to in this press release and the ability of the parties to consummate the proposed transaction. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond the Company's control. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the expectations and assumptions. Potential factors that could affect such forward-looking statements include, among others: that a condition to the closing of the proposed transaction may not be satisfied; the occurrence of any event that can give rise to termination of the proposed transaction; the failure to obtain approval of the proposed transaction by the Company’s shareholders; the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; management’s time and attention being diverted to issues related to the proposed transaction; the Company’s ability to meet expectations regarding the timing and completion of the proposed transaction; disruption from the proposed transaction making it more difficult to maintain business, contractual and operational relationships; the institution of legal proceedings against the Company or the other parties to the proposed transaction and their affiliates related to the proposed transaction; the Company becoming unable to retain or hire key personnel due to the proposed transaction; the announcement of the proposed transaction having a negative effect on the market price of the Company’s common stock or operating results; certain restrictions during the pendency of the proposed transaction that may impact the Company's ability to pursue certain business opportunities or strategic transactions; the Company's ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; economic conditions, particularly fluctuations in industrial production and consumption and the timing and extent of economic downturns; significant changes in the business strategies of producers or in the operations of our customers; delivery failures or hazards and risks related to our operations and the hazardous materials we handle; potential inability to obtain adequate insurance coverage; increased competitive pressures, including as a result of competitor consolidation; potential supply chain disruptions; significant changes in the pricing, demand and availability of chemicals; potential cybersecurity incidents, including security breaches; our indebtedness, the restrictions imposed by, and costs associated with, our debt instruments, and our ability to obtain additional financing; the broad spectrum of laws and regulations that we are subject to, including extensive environmental, health and safety laws and regulations and changes in tax laws; an inability to generate sufficient working capital; transportation related challenges, including increases in transportation and fuel costs, changes in our relationship with third party transportation providers, and ability to attract and retain qualified drivers; accidents, safety failures, environmental damage, and product quality issues; ongoing litigation, potential product liability claims and recalls, and other environmental, legal and regulatory risks; challenges associated with international operations; exposure to interest rate and currency fluctuations; an inability to integrate the business and systems of companies we acquire, including failure to realize the anticipated benefits of such acquisitions; possible impairment of goodwill and intangible assets; our ability to attract or retain a qualified and diverse workforce; negative developments affecting our pension plans and multi-employer pensions; labor disruptions associated with the unionized portion of our workforce; our ability to execute on our initiatives and goals related to environmental, social, and governance (“ESG”) matters and the increasing legal and regulatory focus on ESG; the impacts resulting from the conflict in Ukraine or related geopolitical tensions; the ability of the Company to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, conflict, pandemic, security breach, cyber-attack, power loss, telecommunications failure, or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related

Company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, "shelter in place," "stay at home," workforce reduction, social distancing, shut down, or similar actions and policies; actions by third parties, including government agencies; and the other factors described in the Company's filings with the SEC. For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2022, as well as other documents filed by the Company with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. In addition, the Company discusses certain of these risks in greater detail, and other risks associated with the proposed transaction, in the definitive proxy statement filed with the SEC on May 2, 2023. We caution you that the forward-looking information presented in this press release is not a guarantee of future events or results, and that actual events or results may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "plan," "seek, "will," "expect," "intend," "estimate," "anticipate," "believe" or "continue" or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and the Company does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise, except as required by law.
###

Univar Solutions Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended March 31,
(in millions, except per share data)	2023	2022
Net sales	$2,684.9	$2,882.6
Cost of goods sold (exclusive of depreciation)	2,045.6	2,153.1
Operating expenses:
Outbound freight and handling	117.4	115.9
Warehousing, selling, and administrative	306.5	294.3
Other operating expenses, net	25.4	15.7
Depreciation	32.4	32.9
Amortization	11.2	11.8
Impairment charges	0.2	—
Total operating expenses	493.1	470.6
Operating income	146.2	258.9
Other expense:
Interest income	1.8	1.1
Interest expense	(33.2)	(22.2)
Other (expense) income, net	(6.4)	7.7
Total other expense	(37.8)	(13.4)
Income before income taxes	108.4	245.5
Income tax expense	25.3	64.7
Net income	$83.1	$180.8

Income per common share:
Basic	$0.53	$1.07
Diluted	$0.52	$1.06

Weighted average common shares outstanding:
Basic	157.9	169.6
Diluted	159.7	171.3

Univar Solutions Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except share and per share data)	March 31, 2023	December 31, 2022
Assets
Current assets:
Cash and cash equivalents	$377.7	$385.3
Trade accounts receivable, net of allowance for doubtful accounts of $13.5 and $13.1 at March 31, 2023 and December 31, 2022, respectively	1,577.8	1,489.9
Inventories	1,094.5	1,137.8
Prepaid expenses and other current assets	202.7	217.8
Total current assets	3,252.7	3,230.8
Property, plant, and equipment, net	1,076.8	1,055.0
Goodwill	2,294.9	2,288.2
Intangible assets, net	161.7	167.0
Deferred tax assets	21.4	20.7
Other assets	385.6	384.0
Total assets	$7,193.1	$7,145.7
Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$1.2	$—
Trade accounts payable	968.0	982.5
Current portion of long-term debt	40.6	38.9
Accrued compensation	82.2	204.7
Other accrued expenses	398.5	401.3
Total current liabilities	1,490.5	1,627.4
Long-term debt	2,490.4	2,426.9
Pension and other postretirement benefit liabilities	134.7	135.2
Deferred tax liabilities	104.7	106.2
Other long-term liabilities	381.6	355.8
Total liabilities	4,601.9	4,651.5
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value, 200,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 2,000,000,000 shares authorized, 173,593,984 and 173,237,533 shares issued at March 31, 2023 and December 31, 2022, respectively	1.7	1.7
Additional paid-in capital	3,104.1	3,046.0
Treasury stock at cost, 15,876,417 and 15,254,566 shares at March 31, 2023 and December 31, 2022, respectively	(461.6)	(409.1)
Retained earnings	283.4	200.3
Accumulated other comprehensive loss	(336.4)	(344.7)
Total stockholders’ equity	2,591.2	2,494.2
Total liabilities and stockholders’ equity	$7,193.1	$7,145.7

Univar Solutions Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three months ended March 31,
(in millions)	2023	2022
Operating activities:
Net income	$83.1	$180.8
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	43.6	44.7
Impairment charges	0.2	—
Amortization of deferred financing fees and debt discount	1.3	1.4
Gain on sale of property, plant, and equipment	(0.5)	(0.9)
Deferred income taxes	0.7	19.1
Stock-based compensation expense	10.6	13.9
Other	1.2	2.6
Changes in operating assets and liabilities:
Trade accounts receivable, net	(71.6)	(270.5)
Inventories	57.6	(168.9)
Prepaid expenses and other current assets	22.3	(15.9)
Trade accounts payable	(21.6)	140.3
Other, net	(129.8)	(81.0)
Net cash used by operating activities	(2.9)	(134.4)
Investing activities:
Purchases of property, plant, and equipment	(39.1)	(32.5)
Purchases of businesses, net of cash acquired	(18.1)	(3.8)
Proceeds from sale of property, plant, and equipment	5.8	1.8
Net cash used by investing activities	(51.4)	(34.5)
Financing activities:
Payments on long-term debt and finance lease obligations	(10.5)	(12.0)
Proceeds under revolving credit facilities	376.8	491.4
Payments under revolving credit facilities	(319.8)	(294.3)
Taxes paid related to net share settlements of stock-based compensation awards	(8.3)	(7.2)
Purchases of treasury stock	(2.5)	(24.0)
Stock option exercises	2.1	8.4
Other	1.1	8.5
Net cash provided by financing activities	38.9	170.8
Effect of exchange rate changes on cash and cash equivalents	7.8	(8.0)
Net decrease in cash and cash equivalents	(7.6)	(6.1)
Cash and cash equivalents at beginning of period	385.3	251.5
Cash and cash equivalents at end of period	$377.7	$245.4

Schedule A
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted Net Income and
Diluted Earnings per Share to Adjusted Diluted Earnings per Share
(Unaudited)

	Three months ended March 31,
	2023		2022
(in millions, except per share data)	Amount	per share (1)(2)	Amount	per share (1)(2)
Net income and diluted EPS	$83.1	$0.52	$180.8	$1.06
Amortization	11.2	0.07	11.8	0.07
Merger transaction costs(3)	13.8	0.09	—	—
Exchange loss (gain)(3)	4.9	0.03	(0.5)	—
Derivative gain(3)	(0.1)	—	(5.0)	(0.03)
Other acquisition and integration related expenses(3)	0.2	—	—	—
Non-operating retirement costs (benefits)(3)	1.0	0.01	(2.6)	(0.02)
Income tax benefit related to reconciling items(4)	(7.5)	(0.05)	(0.5)	—
Other discrete tax items(5)	(5.7)	(0.04)	(0.6)	(0.01)
Adjusted net income and diluted EPS	$100.9	$0.63	$183.4	$1.07

GAAP diluted common shares outstanding(2)	159.7		171.3
(1)Immaterial differences may exist in the calculation of per share amounts due to rounding.
(2)Diluted and adjusted diluted earnings per share is calculated using net income or adjusted net income available to common stockholders divided by diluted weighted average shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect. Adjusted diluted earnings per share is based on the GAAP dilutive share count, except where adjustments to GAAP net loss result in an adjusted net income position.
(3)Reconciling items represent certain items disclosed on Schedule D included in this document, excluding stock-based compensation, restructuring charges, gain on sale of property, plant, and equipment, certain employee severance and facility closure costs, and other.
(4)Tax on reconciling items is calculated as the difference between the tax provisions on US GAAP pre-tax earnings and Adjusted pre-tax earnings utilizing the appropriate tax rates and laws of each jurisdiction.
(5)Discrete tax items primarily related to changes to valuation allowances, stock-based compensation expense, and tax law changes for the three months ended March 31, 2023 and 2022.

Schedule B
Univar Solutions Inc.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(Unaudited)

(in millions)	Q1'21	Q2'21	Q3'21	Q4'21	Q1'22	Q2'22	Q3'22	Q4'22	Q1'23	LTM(2) Q1'22	LTM(2) Q4'22	LTM(2) Q1'23
Net income	$66.2	$153.2	$84.4	$156.8	$180.8	$162.9	$130.0	$71.6	$83.1	$575.2	$545.3	$447.6
Depreciation	43.8	37.3	36.7	33.1	32.9	32.2	32.8	33.8	32.4	140.0	131.7	131.2
Amortization	13.1	13.2	12.4	13.8	11.8	12.0	12.0	12.4	11.2	51.2	48.2	47.6
Interest expense, net	26.6	25.7	22.2	22.7	21.1	23.3	26.8	31.7	31.4	91.7	102.9	113.2
Income tax expense	17.6	27.0	37.7	42.3	64.7	58.6	52.6	35.0	25.3	171.7	210.9	171.5
EBITDA	167.3	256.4	193.4	268.7	311.3	289.0	254.2	184.5	183.4	1,029.8	1,039.0	911.1
Other operating expenses, net(1)	44.2	29.9	17.7	15.7	15.7	5.3	5.7	6.1	25.4	79.0	32.8	42.5
Other (income) expense, net(1)	(28.7)	(3.3)	(1.1)	(77.3)	(7.7)	(2.7)	(0.6)	(15.5)	6.4	(89.4)	(26.5)	(12.4)
Impairment charges	—	2.1	0.9	—	—	—	0.3	0.3	0.2	3.0	0.6	0.8
Gain on sale of business	(0.6)	(87.6)	—	—	—	—	—	—	—	(87.6)	—	—
Adjusted EBITDA	$182.2	$197.5	$210.9	$207.1	$319.3	$291.6	$259.6	$175.4	$215.4	$934.8	$1,045.9	$942.0
(1)Refer to Schedule D for more information for the three months ended March 31, 2023 and 2022.
(2)LTM Adjusted EBITDA is a component used in the calculation of the Company's leverage ratio. This Non-GAAP financial measure is not equal to LTM Adjusted EBITDA as defined by the Company's credit agreements as it does not include adjustments for acquisitions and divestitures.

Schedule C
Univar Solutions Inc.
Segment Adjusted EBITDA and
Gross Profit (exclusive of depreciation)
(Unaudited)

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2023
External customers	$1,729.2	$514.1	$274.2	$167.4	$—	$2,684.9
Inter-segment	26.5	0.6	1.6	—	(28.7)	—
Total net sales	1,755.7	514.7	275.8	167.4	(28.7)	2,684.9
Cost of goods sold (exclusive of depreciation)	1,332.6	396.1	212.3	133.3	(28.7)	2,045.6
Outbound freight and handling	87.9	16.6	9.7	3.2	—	117.4
Warehousing, selling, and administrative	189.4	57.7	28.4	21.0	10.0	306.5
Adjusted EBITDA	$145.8	$44.3	$25.4	$9.9	$(10.0)	$215.4

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2023
Net sales	$1,755.7	$514.7	$275.8	$167.4	$(28.7)	$2,684.9
Cost of goods sold (exclusive of depreciation)	1,332.6	396.1	212.3	133.3	(28.7)	2,045.6
Gross profit (exclusive of depreciation)	$423.1	$118.6	$63.5	$34.1	$—	$639.3

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2022
External customers	$1,843.2	$562.2	$293.4	$183.8	$—	$2,882.6
Inter-segment	28.5	0.7	1.8	—	(31.0)	—
Total net sales	1,871.7	562.9	295.2	183.8	(31.0)	2,882.6
Cost of goods sold (exclusive of depreciation)	1,398.8	421.3	220.7	143.3	(31.0)	2,153.1
Outbound freight and handling	85.8	17.0	9.9	3.2	—	115.9
Warehousing, selling, and administrative	177.9	60.8	27.9	21.1	6.6	294.3
Adjusted EBITDA	$209.2	$63.8	$36.7	$16.2	$(6.6)	$319.3

	USA	EMEA	Canada	LATAM	Other/ Eliminations(1)	Consolidated
(in millions)	Three months ended March 31, 2022
Net sales	$1,871.7	$562.9	$295.2	$183.8	$(31.0)	$2,882.6
Cost of goods sold (exclusive of depreciation)	1,398.8	421.3	220.7	143.3	(31.0)	2,153.1
Gross profit (exclusive of depreciation)	$472.9	$141.6	$74.5	$40.5	$—	$729.5
(1)Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.

Schedule D
Univar Solutions Inc.
Detail of Other operating expenses, net and
Other (expense) income, net
(Unaudited)

Other operating expenses, net
	Three months ended March 31,
(in millions)	2023	2022
Acquisition and integration related expenses	$0.2	$—
Stock-based compensation expense	10.6	13.9
Restructuring charges	0.8	—
Gain on sale of property, plant, and equipment	(0.5)	(0.9)
Merger transaction costs	13.8	—
Other	0.5	2.7
Total other operating expenses, net	$25.4	$15.7

Other (expense) income, net
	Three months ended March 31,
(in millions)	2023	2022
Foreign currency (loss) gain, net	$(4.9)	$0.5
Undesignated derivative instruments	0.1	5.0
Non-operating retirement (costs) benefits	(1.0)	2.6
Other	(0.6)	(0.4)
Total other (expense) income, net	$(6.4)	$7.7

Schedule E
Univar Solutions Inc.
Reconciliation of GAAP Debt to Net Debt
(Unaudited)

	March 31,				December 31,
(in millions)	2023		2022		2022
Total short-term and long-term debt	$2,531.0		$2,457.3		$2,465.8
Add: Short-term financing	1.2		10.0		—
Less: Cash and cash equivalents	(377.7)		(245.4)		(385.3)
Total net debt	$2,154.5		$2,221.9		$2,080.5

LTM Adjusted EBITDA(1)(2)	$945.8		$939.8		$1,048.0

Leverage ratio (Total net debt/LTM Adjusted EBITDA)	2.3	x	2.4	x	2.0	x
(1)LTM Adjusted EBITDA, as defined by the Company's credit agreements, includes adjustments for acquisitions and divestitures and excludes the impact of synergies not yet realized. For March 31, 2023 and December 31, 2022, LTM Adjusted EBITDA includes four and seven months of Adjusted EBITDA of $1.2 million and $2.1 million, respectively, related to the Vicom acquisition on July 29, 2022. For March 31, 2023, LTM Adjusted EBITDA includes ten months of Adjusted EBITDA of $2.6 million related to the ChemSol Group acquisition on February 6, 2023. For March 31, 2022, LTM Adjusted EBITDA includes eight months of Adjusted EBITDA of $5.0 million related to the Sweetmix acquisition on December 1, 2021.
(2)Refer to Schedule B for more information on LTM Adjusted EBITDA before the adjustments discussed in the note above.